Exhibit 14.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-197331) of Parnell Pharmaceuticals Holdings Ltd of our report dated 27 February 2015 relating to the consolidated financial statements of Parnell Pharmaceuticals Holdings Ltd, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers
PricewaterhouseCoopers

Sydney, Australia
27 February 2015